Exhibit 1.1

                       VAN KAMPEN UNIT TRUSTS, SERIES 597

                                 TRUST AGREEMENT

                             Dated: August 15, 2006

         This Trust Agreement among Van Kampen Funds Inc., as Depositor, The Bank of New York, as Trustee, Cohen & Steers Capital Management, Inc. and Van Kampen Asset Management, Inc. each, as a Supervisor, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "Standard Terms and Conditions of Trust For Van Kampen Focus Portfolios, Effective for Unit Investment Trusts Established On and After May 2, 2001 (Including Series 284 and Subsequent Series)" (the "Standard Terms and Conditions of Trust") and such provisions as are set forth in full and such provisions as are incorporated by reference constitute a single instrument. All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.


                                WITNESSETH THAT:

         In consideration of the premises and of the mutual agreements herein contained, the Depositor, Trustee and Supervisor agree as follows:


                                     PART I
                     STANDARD TERMS AND CONDITIONS OF TRUST

         Subject to the provisions of Part II hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument.


                                     PART II
                      SPECIAL TERMS AND CONDITIONS OF TRUST

         The following special terms and conditions are hereby agreed to:

   1. The Securities listed in the Schedules hereto have been deposited in trust under this Trust Agreement.

   2. The fractional undivided interest in and ownership of each Trust represented by each Unit thereof referred to in Section 1.01(56) is initially an amount the numerator of which is one and the denominator of which is the amount set forth under "Units outstanding" for each Trust in the "Statements of Condition" in the Prospectus.

   3. The aggregate number of Units described in Section 2.03(a) for each Trust is that number of Units set forth under "Units outstanding" for a Trust in the "Statements of Condition" in the Prospectus.

   4. Section 1.01(5) is replaced in its entirety by the following:

"(5) "Business Day" shall mean any day on which the New York Stock Exchange is open for regular trading."

   5. The terms "Capital Account Distribution Date" and "Income Account Distribution Date" shall mean the "Distribution Dates" set forth in the "Essential Information" in the Prospectus.

   6. The terms "Capital Account Record Date" and "Income Account Record Date" shall mean the "Record Dates" set forth in the "Essential Information" in the Prospectus.

   7. The term "Deferred Sales Charge Payment Date" shall mean January 10, 2007 and the tenth day of each month thereafter through May 10, 2007 with respect to the amount designated "Deferred sales charge in the first year" in the "Fee Table" in the Prospectus and January 10, 2008 and the tenth day of each month thereafter through March, 2008 with respect to the amount designated "Deferred sales charge in second year" in the "Fee Table" in the Prospectus.

   8. The term "Mandatory Termination Date" shall mean the "Mandatory Termination Date" for each Trust set forth in the "Essential Information" in the Prospectus.

   9. With respect to Financial Institutions Portfolio, Series 31 only, the term "Percentage Ratio" shall mean (a) for the first ninety (90) days of such Trust's term, the percentage relationship among the Equity Securities based on the dollar value of each Equity Security per Unit existing immediately prior to an additional deposit of Securities and (b) for the remaining term of such Trust, the percentage relationship among each Equity Security based on the number of shares of each Equity Security per Unit existing immediately prior to an additional deposit of Securities. The Percentage Ratio shall be adjusted to the extent necessary, and may be rounded, to reflect the occurrence of a stock dividend, a stock split or a similar event which affects the capital structure of the issuer of an Equity Security.

   10. With respect to Cohen & Steers REIT Income Portfolio 2006-3 only, the term "Supervisor" shall mean Cohen & Steers Capital Management, Inc. and its successors in interest, or any successor portfolio supervisor appointed as provided in the Standard Terms and Conditions of Trust. With respect to all other Trusts, the term "Supervisor" shall mean Van Kampen Asset Management and its successors in interest, or any successor portfolio supervisor as provided in the Standard Terms and Conditions of Trust.

   11. With respect to Cohen & Steers REIT Income Portfolio 2006-3 only, Section 3.05(b)(ii) shall be replaced in is entirety by the following:

                  "(ii) For purposes of this Section 3.05, the Unitholder's "Income Distribution" shall be equal to such Unitholders pro rata share of the balance in the Income Account calculated on the basis of one-twelfth of the estimated annual income to the Trust for the ensuing twelve months computed as of the close of business on the Income Account Record Date immediately preceding such Income Distribution (or portion or multiple thereof for the first Income Distribution), after deduction of (1) the fees and expenses then deductible pursuant to
         Section 3.05(a) and (2) the Trustee's estimate of other expenses properly chargeable to the Income Account pursuant to this Indenture which have accrued, as of such Income Account Record Date or are otherwise properly attributable to the period to which such Income Distribution relates.

         In the event that the amount on deposit in the Income Account is not sufficient for the payment of the amount intended to be distributed to Unitholders on the basis of the aforesaid computation, the Trustee is authorized to advance its own funds and cause to be deposited in and credited to the Income Account such amounts as may be required to permit payment of the related distribution to be made as aforesaid and shall be entitled to be reimbursed, without interest, out of income payments received by the Trust subsequent to the date of such advance. Any such advance shall be reflected in the Income Account until repaid."

   12. Section 3.07(a)(xiii) of the Standard Terms and Conditions of Trust shall be replaced in its entirety with the following:

               "(xiii) if the Trust has elected to be taxed as a "regulated investment company" as defined in the United States Internal Revenue Code of 1986, as amended, that such sale is necessary or advisable (i) to maintain the qualification of the Trust as a regulated investment company or (ii) to provide funds to make any distribution for a taxable year in order to avoid imposition of any income or excise taxes on the Trust or on undistributed income in the Trust."

   13. The first two sentences in the second paragraph of Section 3.11 of the Standard Terms and Conditions of Trust shall be replaced in their entirety with the following:

         "In the event that an offer by the issuer of any of the Securities or any other party shall be made to issue new securities, or to exchange securities, for Trust Securities, the Trustee shall at the direction of the Depositor, vote for or against any offer for new or exchanged securities or property in exchange for a Trust Security. Should any issuance, exchange or substitution be effected, any securities, cash and/or property received shall be deposited hereunder and shall be promptly sold, if securities or property, by the Trustee pursuant to the Depositor's direction, unless the Depositor advises the Trustee to keep such securities or property."

   14. Section 3.12(a) of the Standard Terms and Conditions of Trust shall be replaced in its entirety with the following:

                  "(a) The Replacement Securities shall be Zero Coupon Obligations or Equity Securities as originally selected for deposit in the Trust or securities which the Depositor determines to be similar in character as Securities originally selected for deposit in the Trust, and any Replacement Securities which are Zero Coupon Obligations must have the same maturity value as the Failed Contract Security and, as close as is reasonably practical, the same maturity date, which must be on or prior to the Mandatory Termination Date;"

   15. The Standard Terms and Conditions of Trust shall be amended to include the following section:

       "Section 3.19. Regulated Investment Company Election. If the Prospectus for a Trust states that such Trust intends to elect to be treated and to qualify as a "regulated investment company" as defined in the United States Internal Revenue Code of 1986, as amended, the Trustee is hereby directed to make such elections and take all actions, including any appropriate election to be taxed as a corporation, as shall be necessary to effect such qualification."

   16. With respect to Cohen & Steers REIT Income Portfolio 2006-3 only, the first paragraph of Section 4.01 is hereby replaced with the following:

         "Section 4.01. Compensation. As compensation for providing supervisory portfolio services under this Indenture, the Trust will accrue daily and pay to the Supervisor at the end of each calendar quarter an aggregate annual fee in an amount equal to 0.05% of the average daily Trust Evaluation (described in Section 6.01) for Cohen & Steers REIT Income Portfolio 2006-3."

   17. Sections 5.01(b) and (c) are replaced in their entirety by the following:

         "(b) During the initial offering period of a Trust (as determined by the Depositor), the Evaluation for each Security shall be made in the following manner: (i) with respect to Securities for which market quotations are readily available, such Evaluation shall be made on the basis of the market value of such Securities; and (ii) with respect to other Securities' such Evaluation shall be made on the basis of the fair value of such Securities as determined in good faith by the Trustee. If the Securities are listed on a national or foreign securities exchange or traded on the Nasdaq Stock Market, Inc. and market quotations of such Securities are readily available, the market value of such Securities shall generally be based on the last available closing sale price on or immediately prior to the Evaluation Time on the exchange or market which is the principal market therefor, which shall be deemed to be the New York Stock Exchange if the Securities are listed thereon. In the case of Zero Coupon Obligations, such Evaluation shall be made on the basis of current offer side prices for the Zero Coupon Obligations as obtained from investment dealers or brokers who customarily deal in securities comparable to those held by the Trust and, if offer side prices are not available for the Zero Coupon Obligations, on the basis of offer side price for comparable securities, by determining the valuation of the Zero Coupon Obligations on the offer side of the market by appraisal or by any combination of the above. If the Trust holds Securities denominated in a currency other than U.S. dollars, the Evaluation of such Security shall be converted to U.S. dollars based on current offering side exchange rates (unless the Trustee deems such prices inappropriate as a basis for valuation). For each Evaluation, the Trustee shall also confirm and furnish to the Depositor the calculation of the Trust Evaluation to be computed pursuant to Section 6.01.

         (c) After the initial offering period of Units of a Trust (as determined by the Depositor), Evaluation of the Securities shall be made in the manner described in Section 5.01(b) on the basis of current bid side prices for Zero Coupon Obligations and the bid side value of any relevant currency exchange rate expressed in U.S. dollars."

   18. Section 6.02 of the Standard Terms and Conditions of Trust shall be amended by adding the following to the end of such Section:

                  "Notwithstanding anything to the contrary herein, each Unitholder who holds Units designated with a "Classic CUSIP" number will be deemed to have tendered all Units then owned for redemption to the Trustee on the Special Redemption Date for the related Trust set forth under "Essential Information" in the Prospectus and shall have such Units redeemed on such date as provided herein."

   19. The second sentence of Section 7.01(e)(2)(E) shall be replaced in its entirety by "Such Prospectus shall also contain disclosure concerning the Depositor's responsibilities described in (D) above."

   20. The Trustee's annual compensation rate described in Section 7.04 shall be that amount set forth under "Trustee's fee and operating expenses" in the "Fee Table" in the Prospectus.

   IN WITNESS WHEREOF, the undersigned have caused this Trust Agreement to be executed; all as of the day, month and year first above written.


                              VAN KAMPEN FUNDS INC.

                             By /s/ JOHN F. TIERNEY
                             ----------------------
                               Executive Director


                           VAN KAMPEN ASSET MANAGEMENT

                             By /s/ JOHN F. TIERNEY
                             ----------------------
                               Executive Director


                     COHEN & STEERS CAPITAL MANAGEMENT, INC.

                              By /s/ JOHN J. MCCOMB
                              ---------------------
                              Senior Vice President


                              THE BANK OF NEW YORK

                             By /s/ DESMOND O'REGAN
                             ----------------------
                                 Vice President


                          SCHEDULE A TO TRUST AGREEMENT

                         SECURITIES INITIALLY DEPOSITED
                                       IN
                       VAN KAMPEN UNIT TRUSTS, SERIES 597

      [Incorporated herein by this reference and made a part hereof is each "Portfolio" schedule as set forth in the Prospectus.]